RELIASTAR
LIFE INSURANCE COMPANY OF NEW YORK


A STOCK COMPANY
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                  RELIASTAR LIFE INSURANCE COMPANY OF NEW YORK

                       (HEREINAFTER CALLED WE, US AND OUR)

The Contract to which this Rider is attached is hereby modified by the provisions of this Rider. This Rider's provisions control when there is a conflict between this Rider and the Contract.

This Rider becomes effective as of the Contract Date unless a different date, the Rider Date, is stated below.

MINIMUM GUARANTEED INCOME BENEFIT

This Rider provides an option to take the Minimum Guaranteed Income Benefit ("MGIB") instead of the annuity benefits payable under the Contract. This option may only be exercised at specified times, Exercise Dates, as described below. This Rider has no Cash Surrender Value.

The MGIB is a minimum periodic income. The MGIB will be paid monthly, unless you elect to receive it less frequently. You can elect to receive the MGIB on a monthly, quarterly, semi-annual, or annual basis. If you elect to receive the MGIB, you must provide us a written election within the 30 days prior to an Exercise Date. Your election will become effective as of the Exercise Date following receipt of your request. Exercise Dates are shown in the Contract Schedule. On and after the Exercise Date that you elect to begin receiving the
MGIB: (1) no other benefits under the Contract are payable; (2) no additional Premium Payments may be made under the Contract; and (3) no further MGIB Charges will be deducted and all charges under the Contract will cease.

The MGIB is determined as follows:

1) The MGIB Benefit Base on the Exercise Date less any surrender charges and premium tax is multiplied by; 2) The applicable MGIB Income Plan Factor on the Exercise Date.

The MGIB Benefit Base for determining the MGIB on the Exercise Date is the greater of (i) and (ii) below, where:

(i)  Is the lesser of the Maximum MGIB Base and the sum of (a) and (b) where:

     (a)  is the MGIB Rollup Base for Covered Funds; and

     (b)  is the MGIB Rollup Base for Special Funds.

(ii) Is the MGIB Ratchet Base.

The MGIB Benefit Base is established for the sole purpose of determining the amount of the MGIB and is not available as a cash surrender or death benefit.

MGIB ROLLUP BASE

If this Rider is effective as of the Contract Date, the initial MGIB Rollup Base for Covered Funds is the initial premium allocated to Covered Funds. If this Rider is added to a Contract after the Contract Date, the initial MGIB Rollup Base for Covered Funds is equal to the Accumulation Value allocated to Covered Funds on the Rider Date. Thereafter, the MGIB Rollup Base for Covered Funds is increased by Eligible Premiums paid and allocated to Covered Funds adjusted for any Partial Withdrawals and transfers, accumulated for the calculation period at the MGIB Rate.

If this Rider is effective as of the Contract Date, the initial MGIB Rollup Base for Special Funds is the initial premium allocated to Special Funds. If this Rider is added to a Contract after the Contract Date, the initial MGIB Rollup Base for Special Funds is equal to the Accumulation Value allocated to Special Funds on the Rider Date. Thereafter, the MGIB Rollup Base for Special Funds is increased by Eligible Premiums paid and allocated to Special Funds adjusted for any Partial Withdrawals and transfers.


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The MGIB Rate is shown in the Contract Schedule. The MGIB Rate will apply only to the MGIB Rollup Base for Covered Funds. The MGIB Rate will be set to zero on the earlier of: (1) the Contract Anniversary on which the Owner's attained age equals the Maximum MGIB Rollup Age shown in the Contract Schedule; or (2) the date the MGIB Rollup Base is equal to or would exceed the Maximum MGIB Base.

TRANSFERS

Net Transfers from Special and Covered Funds will reduce the applicable MGIB Rollup Base on a pro-rata basis. This transfer adjustment is equal to (1) divided by (2) multiplied by (3) where: (1) is the Accumulation Value transferred; (2) is the Accumulation Value immediately prior to the transfer; and (3) is the amount of the MGIB Rollup Base immediately prior to the transfer. Separate adjustments will apply to Covered and Special Funds.

Net transfers from Special Funds to Covered Funds will result in a corresponding increase in the MGIB Rollup Base for Covered Funds. The amount of such increase will equal the reduction in the MGIB Rollup Base allocated to Special Funds.

Net transfers from Covered Funds to Special Funds will result in a corresponding increase in the MGIB Rollup Base for Special Funds. The amount of such increase will equal the reduction in the MGIB Rollup Base allocated to Covered Funds.

MAXIMUM MGIB BASE

The Maximum MGIB Base is shown in the Contract Schedule. Any addition to the Accumulation Value due to spousal continuation will have no effect on the MGIB Rollup Base or the Maximum MGIB Base. Partial Withdrawals will reduce the Maximum MGIB Base on a pro-rata basis.

MGIB RATCHET BASE

If this Rider is effective as of the Contract Date, the MGIB Ratchet Base is the initial premium. If this Rider is added to a Contract after the Contract Date, the initial MGIB Ratchet Base for Covered and Special Funds is equal to the Accumulation Value on the Rider Date. On subsequent Determination Dates, the MGIB Ratchet Base is calculated as follows:

(1) Start with the MGIB Ratchet Base from the most recent prior Determination Date.

(2) Add to (1) any additional Eligible Premiums paid since the prior Determination Date.

(3) Subtract from (2) any Partial Withdrawal Adjustments for any partial withdrawals taken since the prior Determination Date.

(4) On a Determination Date that occurs on or prior to the date on which the Owner's attained age equals the Maximum MGIB Ratchet Age shown in the Contract Schedule, we set the MGIB Ratchet Base equal to the greater of (3) or the Accumulation Value minus any fees and charges deducted as of such date. At any other time, the MGIB Ratchet Base is equal to (3).

Determination Dates are shown in the Contract Schedule.

EXERCISE DATE

A waiting period is required before you can elect to receive the MGIB income. The waiting period is the time from the Rider Date to the first Exercise Date. The first Exercise Date is shown in the Contract Schedule. The MGIB must be exercised in the 30-day period prior to the first Exercise Date or any subsequent contract anniversary prior to the Annuity Commencement Date.

ELIGIBLE PREMIUMS

Eligible Premiums are premiums paid after the Rider Date, but more than [5] years before the earliest Exercise Date.

COVERED FUNDS

For purposes of this Rider, any divisions not designated as Special shall be Covered.

SPECIAL FUNDS

Special Funds, if any, applicable to this Rider and existing on the Contract Date, are shown in the Contract Schedule. We may classify newly available divisions as Special Funds from the date of their availability. We may reclassify an existing division as a Special Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such division after the date of change.

          The MGIB Rollup Base and MGIB Ratchet Base will be reduced by a Pro-rata Partial Withdrawal Adjustment each time a partial withdrawal is made. The Pro-rata Partial Withdrawal Adjustment is equal to (1) divided by (2), multiplied by (3), where: (1) is the Accumulation Value withdrawn; (2) is the Accumulation Value immediately prior to withdrawal; and (3) is the amount of MGIB Rollup Base and MGIB Ratchet Base immediately prior to the withdrawal. Separate adjustments will apply to Covered and Special Funds for the MGIB Rollup Base. Pro-rata Partial Withdrawal Adjustments may be greater than dollar-for-dollar adjustments and therefore may reduce the MGIB Rollup Base and/or the MGIB Ratchet Base more quickly. Pro-rata reductions will be greater than dollar-for-dollar if the Accumulation Value prior to the withdrawal is less than the MGIB Base (Rollup or Ratchet) being adjusted.

MGIB CHARGES

          Charges for this Rider will be deducted in arrears from the Contract's Accumulation Value allocated to the Variable Separate Account in proportion to the Accumulation Value in each Division. The rate and frequency of deduction of charges are shown in the Contract Schedule. Deduction dates are measured from the Contract Date. The charge is a percentage of the total MGIB Charge Base as of the deduction date. The MGIB Charge Base is the greater of (1) the MGIB Rollup Base, and (2) the MGIB Ratchet Base. The Maximum MGIB Charge is shown in the Contract Schedule, but we may charge less than the maximum.

          If the Contract to which the Rider is attached is terminated by surrender, cancellation or application of the Contract's value to an Income Plan, the MGIB charge for the current period will be deducted from the Accumulation Value prior to termination of the Contract. Charges will be calculated using the MGIB Charge Base immediately prior to termination.

PARTIAL ANNUITY BENEFIT OPTION

          On any Exercise Date before the MGIB has been exercised, you may elect to apply up to [50]% of the MGIB Benefit Base to any one of the MGIB Income Options available. That portion of the MGIB Benefit Base so applied will be used to determine the MGIB Annuity Income Payments. Income Payments under this Option will not be less than the Income Payments the Contract would otherwise provide using the same percentage of the Contract's Accumulation Value and the same Income Option. The Contract's Accumulation Value will be reduced on a pro-rata basis and the reduction will be treated as a Partial Withdrawal under the Contract. Any subsequent exercise of the MGIB must be for 100% of the MGIB Benefit Base remaining under the Rider.

PREMIUM TAX

          Any premium taxes paid by us relating to premiums for the Contract will be deducted from the MGIB Benefit Base prior to determining the amount of MGIB payable.

ALLOCATIONS TO THE GENERAL ACCOUNT

          Allocations of Premium or Accumulation Value into Divisions of the General Account are not allowed while this Rider is in effect.

RIDER TERMINATION

This Rider may not be cancelled by the Owner, unless the Contract is terminated.

This Rider will terminate immediately if any of the following events occur:

     1.   If the Contract to which this Rider is attached terminates;

     2. If you die, unless the Contract is continued on the life of your spouse, in which case the Rider will continue with your surviving spouse as Owner;

     3.   If the Owner is not a natural person and the Annuitant dies;

     4. If the Ownership of this Contract changes and the new Owner is other than the spouse of the previous Owner;

     5.   If the Accumulation Value is insufficient to pay the MGIB Charge.

NOTIFICATION

The Company will notify you of your options not less than 30 days prior to an Exercise Date.


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The following are the MGIB Income Options available:

     1) Income for Life (Single Life or Joint with 100% Survivor) with Period Certain as indicated below;

     2) Any other Income Plan offered by us in connection with the Rider on the Exercise Date.

For each Option, we will issue a separate written agreement putting the Option into effect.

If you are age 75 or older on the Exercise Date, your Period Certain must be 7 years or less. If you are age 74 or younger on the Exercise Date, your Period Certain must be 10 years or less.

MGIB INCOME PLAN FACTORS

MGIB Income Plan Factors are calculated using interest at a rate of 1% per annum and, where applicable, the Annuity 2000 Mortality Table with improvements based on Projection Scale G. The number of years of improvement using Scale G for a given age varies by duration and age at annuitization and is equal to the number of years since annuitization.

Monthly Income Plan Factors for certain ages are shown below. Factors shown are per $1000 of Rider proceeds applied to the Income Option. Income Plan Factors for other ages and/or payment frequencies are available upon request.

Income Payments made under Option 1 will be paid for a minimum period (Certain Period) and for the life of the payee after the Certain Period. If the payee dies during the Certain Period, payments will continue until the end of the Certain Period, but will be paid to the Beneficiary.

Income Plan Factors for Option 1 vary by sex and age of the payee on the Exercise Date that MGIB payments begins. By age, we mean the payee's age on his or her birthday nearest the Exercise Date that MGIB payments begin.

The MGIB Income Plan Factors shown below may differ and may be less favorable from the Income Plan Factors shown in the Contract to which this Rider is attached.

                  TABLE OF INCOME FOR LIFE

           MALE/FEMALE               MALE/FEMALE

AGE      10 YEAR CERTAIN   7 YEAR CERTAIN

 50        2.75/2.53                  2.76/2.53
 55        3.11/2.84                  3.12/2.84
 60        3.57/3.23                  3.60/3.25
 65        4.17/3.76                  4.24/3.80
 70        4.93/4.46                  5.09/4.54
 75                                   6.18/5.58
 80                                   7.52/6.97
 85                                   9.00/8.63
 90                                 10.38/10.19


This Rider has no surrender value or other non-forfeiture benefits upon termination. This Rider may not be cancelled unless the Contract is terminated.

Rider Date: _________________________
(if other than Contract Date)

Signed;

                    President




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PARTIAL WITHDRAWAL ADJUSTMENT EXAMPLE: (DISPLAYED VALUES ARE ROUNDED TO WHOLE
DOLLARS FOR PRESENTATION PURPOSES ; VALUES DURING ACCUMULATION ARE SHOWN AS OF THE END OF THE YEAR. OWNER IS A MALE, AGED 55 ON THE RIDER DATE. MGIB RATE IS ASSUMED TO BE 7%.)

                         ACCUMULATION

YEAR     PREMIUM   VALUE   WITHDRAWAL      MGIB ROLLUP BASE  MGIB RATCHET BASE
1         100,000          110,000          0                 107,000                   110,000
2                 0        115,000          0                 114,490                   115,000
3                 0        105,000          0                 122,504                   115,000
4                 0        130,000          0                 131,080                   130,000
5                 0        120,000       60,000                 70,128                    65,000

6                      0     72,000         0                   75,036                    72,000
7               2,000        70,000         0                   80,289                    74,000*
8                 0          80,000         0                   85,909                    80,000
9                 0          70,000         0                   91,923                    80,000
10                0          75,000         0                   95,140**                  80,000


AT THE BEGINNING OF YEAR 1, PREMIUM OF $100,000 IS PAID. IT IS ELIGIBLE PREMIUM (PAID MORE THAN 5 YEARS BEFORE THE FIRST EXERCISE DATE) AND IS THEREFORE INCLUDED IN THE MGIB ROLLUP AND MGIB RATCHET BASES.

AT THE END OF YEAR 5, A WITHDRAWAL OF $60,000 IS TAKEN WHEN THE ACCUMULATION VALUE IS $120,000. THIS REDUCES THE ACCUMULATION VALUE TO $60,000 (50% REDUCTION). THE MGIB ROLLUP BASES AND MGIB RATCHET BASES ARE ALSO ADJUSTED:

         MGIB ROLLUP BASE BEFORE WITHDRAWAL = 131,080 X 1.07   = 140,256.

         MGIB ROLLUP BASE AFTER WITHDRAWAL    = 140,256 X 50% =    70,128.

         MGIB RATCHET BASE BEFORE WITHDRAWAL = 130,000.

         MGIB RATCHET BASE AFTER WITHDRAWAL  = 130,000 X 50% = 65,000.

AT THE BEGINNING OF YEAR 7, A PREMIUM IS PAID THAT IS NOT ELIGIBLE (LESS THAN 5 YEARS BEFORE THE FIRST EXERCISE DATE). THE PREMIUM IS NOT INCLUDED IN THE MGIB ROLLUP BASE OR THE MGIB RATCHET BASE, BUT IS INCLUDED IN THE ACCUMULATION VALUE. *THE MGIB RATCHET BASE FOR YEAR 7 ASSUMES THAT THE ACCUMULATION VALUE AT THE END OF THE 3RD QUARTER OF THAT YEAR WAS $74,000.

** AT THE BEGINNING OF YEAR 10, THE OWNER TRANSFERS 50% OF THE ACCUMULATION VALUE INTO A SPECIAL FUND. THE MGIB RATCHET BASE IS NOT AFFECTED BY THE TRANSFER. THE MGIB ROLLUP BASE IS AFFECTED. 50% OF THE MGIB ROLLUP BASE STOPS ACCUMULATING, AND 50% OF THE MGIB ROLLUP BASE CONTINUES TO ACCUMULATE AT THE MGIB RATE (7%). THE MGIB ROLLUP BASE AT THE END OF YEAR 10 IS:

 (50% X 91,923) + (50% X 91,923 X 1.07) = 45,961 + 49,179 = 95,140.

AT THE END OF YEAR 10, MGIB IS EXERCISED.

          THE MGIB BENEFIT BASE EQUALS $95,140 (THE GREATER OF THE MGIB ROLLUP BASE AND MGIB RATCHET BASE).

          THE AMOUNT OF MGIB ALSO DEPENDS ON THE INCOME PLAN SELECTED. ASSUME THAT THE OWNER IS A MALE, AGE 65 AT TIME OF ELECTION WHO ELECTS A 10-YEAR CERTAIN AND LIFE MONTHLY INCOME. THE MGIB IS CALCULATED AS
          FOLLOWS:

          MGIB BENEFIT BASE = $95,140
          DIVIDED BY 1000 =         95.140
          TIMES INCOME FACTOR =    4.17

          EQUALS MGIB       =            $394 (MONTHLY INCOME).